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                                 Agreement
                                  Between
                  Buck Hill Falls Company (the "Company")
                                    and
       Lot and Cottage Owners' Association of Buck Hill Falls, Inc.
                            ("The Association")
- --------------------------------------------------------------------------

        The Company is a public corporation engaged in, among other things, the provision of a variety of services for the benefit of the Residents (which shall include homeowners, renters and lot owners) of Buck Hill Falls, Pennsylvania. The Company's services include (a) providing maintenance and operation of recreational facilities and common areas, (b) providing various water and sewage services, (c) providing miscellaneous maintenance services, and (d) providing maintenance of substantial undeveloped land for community protection and use. In addition, the Company makes available certain recreational facilities to the general public.

        The Association is a voluntary organization incorporated under the Non-Profit Corporation Law of the Commonwealth of Pennsylvania to (a) perpetuate the character, spirit and traditions of the Buck Hill Falls Community and (b) represent the interests of owners of residential dwellings, cottages and lots in the Buck Hill Falls Community in dealing with the Company.

        The Association recognizes that the Company manages and administers each year the Buck Hill Falls Community and expends monies to provide a broad array of services to Residents. Such services include but are not limited to providing general administration, road maintenance, trash collection, security, maintenance for common areas such as the Community Flower Garden, bowling greens, Glenn and Falls, Jenkins Woods, Metzgar's Farm and such additional facilities as may be determined from time to time to benefit the entire Buck Hill Falls Community. These above mentioned services are hereafter defined as "Community Services" to distinguish them from other services such as recreational facilities, water and sewer services, individual property inspections, and other services, all of which are billed to individual customers based on usage.

        The Association recognizes the obligation of Residents to pay the Company for the Community Services rendered for their benefit. Notwithstanding the variety of deed covenants, all owners of residential units, cottages and lots benefiting from Community Services have a duty to pay their share of the costs. The annual amount to be paid by Residents is hereafter defined as "Dues".

        Notwithstanding the rights of the Company under the various deed covenants, the Company agrees to seek the advice and support of the Association in setting the level of annual Dues as hereafter provided. The company agrees to exercise its best efforts to publish its proposed annual Dues no later than 30 days prior to the commencement of its annual fiscal year.

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        The Dues each year will be proposed and recommended to the Board of Directors of the Company by a sub-committee of the Company's Finance Committee (hereafter "Joint Committee") consisting of two members nominated by the Chairman of the Company, two members nominated by the President of the Association, and a fifth member chosen by mutual agreement of the Company Chairman and Association President.

        The Dues will be determined on the basis of the expense allocation formula worked out by the Company and the Association and attached as an appendix to this agreement. It is recognized that the Dues should not simply cover the reimbursement of expenses but should provide some reasonable margin of profit to the Company.

        The recommendations of the Joint Committee will be submitted to the Company's Board of Directors for final consideration. Should the Board of Directors not accept the recommendation of the Joint Committee as to the level of assessment, the Board agrees to meet and confer with the Joint Committee in an effort to establish an agreed upon level of Dues, prior to adoption of a level of Dues other than that recommended. The Association will follow its own procedures in presenting the proposal to its members for consideration.

        It is the goal of goal of both the Company and the Association to reach consensus every year concerning the Dues and otherwise promote consensus as to matters of general community interest. For this purpose, the President of the Association, or his/her nominee, is invited to participate as an observer in all meetings of the Company's Board of Directors and the Chairman of the Company is invited to attend, or send a representative to, all Association meetings in a similar capacity.

        The Company and the Association recognize the need for the Company to periodically raise capital for projects that benefit the community, and for other corporate purposes. In years when the Company needs to raise capital it will follow the same process of seeking the advice and support of the Association's members.

        Special Assessments that relate to capital expenditures incurred to provide Community Services will be consolidated with annual Dues.

        Capital to repay debt, acquire real property, purchase Company stock, and develop land will only be considered for Special Assessment if the Company grants property owners an option to purchase common stock, or a new class of stock, in consideration for payment of the Special
Assessment.

        In recognition of this agreement, the Company and the Association agree to undertake the following: (l) the Company agrees to dismiss pending litigation against those Association members who have 'failed to pay in full the 1994-1995 Dues of $2400 and further agrees to waive payment of late charges and interest for non-payment thereof, provided that payment is made in full within thirty days of notice of this agreement; (2) the Association agrees to dismiss, without prejudice, the declaratory judgment action filed by it in the Court of Common Pleas of Monroe County to docket number 1902 Civil 1995 as against the Company, and shall dismiss with prejudice the aforesaid action as against the



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individual defendants named therein; and (3) the Association shall exercise its best efforts to cause the individual plaintiffs named in the aforesaid action to concur in dismissal of the aforesaid action without prejudice as to Company and with prejudice as to the individual defendants named therein; (4) the Association agrees to call upon its members and to encourage its members to pay in full the 1994-1995 dues assessments.

        The parties acknowledge that dues would be determined on the basis of an expense formula as herein provided and is attached subsequently to this Agreement as an appendix. Parties further agree that as it pertains to the dues formula, this Agreement will not be deemed in effect and implementable until the following conditions are satisfied:

        1. The Company and Association agree to an expense allocation formula and sign the appropriate appendix referred to on Page three of the Agreement not later than May 1, 1996. This date may be extended' upon mutual agreement (and in fact has been extended, and the expense allocation formula agreed upon is as attached hereto).

        2. The Agreement and Appendix are approved by the respective Boards of the Company and Association not later than June 1, 1996.

        3. The Association's by-law are amended not later than July l, 1996 to permit the implementation of the terms and conditions of the Agreement and Appendix.

        4. All other provisions of this Agreement apply as of the date of signing.

        The Company and the Association acknowledge that in the event of litigation in connection with any issue addressed by this agreement, neither this settlement agreement nor any term of this settlement agreement shall be submitted as evidence on any issue in any proceeding. The Association and the Company acknowledge that this agreement constitutes an offer and acceptance of settlement which is not admissible in evidence in any proceeding. Further, in consideration of the dismissal with prejudice of individual defendants named in the declaratory judgment action at No. 1902 CIVIL 1995 in the Court of Common Pleas of Monroe County, Pennsylvania, the Company agrees that in the event of future litigation between the Association and the Company, the Company will not raise as a defense, new matter, or in any other way a claim that names the individual defendants as indispensable parties.
















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        IN WITNESS WHEREOF, the undersigned officers on behalf of the
Company and Association set their hands and seals acknowledging the adoption of this Agreement by their respective Board of Directors on this 8th day of June, 1996.
- ---        ----
                       LOT AND COTTAGE OWNERS' ASSOCIATION
                       OF BUCK HILL FALLS, INC.


                       By:   /s/ Richard J. Boyle
                            ------------------------------------
                            RICHARD J. BOYLE,  President



                       BUCK HILL FALLS COMPANY


                       By:   /s/ David B. Ottaway
                            ------------------------------------
                            DAVID B. OTTAWAY, Chairman





































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                                 APPENDIX
                           TO AGREEMENT BETWEEN
                        BUCK HILL FALLS COMPANY AND
       LOT AND COTTAGE OWNERS' ASSOCIATION OF BUCK HILL FALLS, INC.
                 -------------------------------------------



BASIC PRINCIPLES OF THE DUES FORMULA


Community Dues at Buck Hill are to be based on a formula that is fair, consistent from year to year and controllable. The formula must be equitable to the community, the Buck Hill Falls Company and the Company's shareholders.

Our dues structure is based on the principle that each community member pay an appropriate, proportionate cost of maintaining the quality of the community. To maintain this quality, the Company provides a broad array of services including, but not limited to, security, garbage and trash removal, road maintenance and snow plowing. The Company also preserves and maintains certain lands and properties for the use and benefit of the community. These include the community Flower Garden, Metzgers Farm, the Bowling Greens, the Glen and Falls, the Tennis Tea meeting facility and certain protective lands that serve as an environmental buffer for the community.

The Company has adopted an accounting methodology based on "cost centers." One such center is "Community Services" under which are grouped the Direct Costs associated with providing to the community the services described in the preceding paragraph. Such costs include salaries, benefits, and associated payroll costs, taxes, contracted services, insurance premiums related to community services, uncollectible Dues billings, telephone charges, materials, water, sewer and other expenses associated with providing Community Services.

In the process of operating the Company each year, the Company incurs a series of Indirect Costs which are operating costs that are not readily attributable to other cost centers. These Indirect Costs are grouped in the cost center labeled "General and Administrative Expenses." It is reasonable to allocate these Indirect costs to all of the Company's functions that receive benefit from such expenses. The Dues Formula is to include an allocation for these Indirect Costs. This allocation is to be based on the proportion. of total direct expenses to provide Community Services relative to the total of all direct expenses incurred by the Company. In calculating this percentage for any given fiscal year, the prior year's audited results will be used.

In consideration of the overall value provided the community by the Company and to mitigate against contingencies, a margin is to be added to the total of direct Community Services and the apportioned amount of Indirect Costs. For the fiscal year 1996, this margin was ten percent.






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The cost incurred to provide various sports amenities (golf, tennis, pool, fishing etc.) should be supported by fees charged directly to the users of these amenities. It is the Company's intention to manage these amenities to assure that each is, at the very least, self-sustaining by the year 2000.

In developing the Dues formula each year, attention must be paid to assuring clarity, consistency and control. With respect to clarity, each element of cost must be defined as reasonably and accurately as possible. Consideration must be given to potential future variations in costs. The methodology to calculate costs must be consistent from year to year. Control is employed through careful monitoring of variances between actual costs incurred versus the original annual budget. The cumulative experience gained over the years will help fine tune each year's budget and best assure common understanding by the parties engaged in the budget and dues setting process.

In the future, consideration should be given to developing a methodology to deal with carryover credits and charges. Such a process would minimize the impact of unforeseeable costs or profits in a manner that would be equitable to the community and the Company.

The aggregate dues to be paid by the community will be apportioned between and among the owners of lots and cottagers within the community.

We believe this formula approach to dues to be fair to the community, the company and the Company's shareholders.


                            LOT AND COTTAGE OWNERS' ASSOCIATION
                            OF BUCK HILL FALLS, INC.


                            By:   /s/ Richard J. Boyle
                                 -----------------------------------
                                 RICHARD J. BOYLE,  President



                            BUCK HILL FALLS COMPANY


                            By:   /s/ David B. Ottaway
                                 -----------------------------------
                                 DAVID B. OTTAWAY, Chairman










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